Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the use of our reports dated November 19, 2009, with respect to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 27, 2009 and September 28, 2008, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for the fifty-two weeks ended September 27, 2009, September 28, 2008, and September 30, 2007, and the effectiveness of internal control over financial reporting as of September 27, 2009, incorporated herein by reference.
Our report on the consolidated financial statements dated November 19, 2009, contains an explanatory paragraph that states that Jack in the Box Inc. changed its method of accounting for defined benefit plans in fiscal 2007 and its method of accounting for uncertainty in income taxes in fiscal 2008 due to the adoption of new accounting pronouncements.

/S/ KPMG LLP
San Diego, California August 5, 2010